Frontier Communications Corporation
3 High Ridge Park
Stamford, Connecticut 06905
(203) 614-5600

December 29, 2011

BY EDGAR – CORRESPONDENCE

U.S. Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C.  20549
Attention:  Larry Spirgel

Re:          Frontier Communications Corporation
Annual Report on Form 10-K for the fiscal year ended December 31, 2010
Filed February 25, 2011
File No. 1-11001

Ladies and Gentlemen:

Frontier Communications Corporation (the “Company”) is hereby requesting additional time to respond to the comments of the Staff of the Securities and Exchange Commission set forth in the letter dated December 23, 2011 with respect to the above-referenced Annual Report on Form 10-K.

The Company expects to respond to the comments on or before January 27, 2012.

If the Staff has any additional questions or comments, please contact the undersigned at (203) 614-5769.

Sincerely,

/s/ Donald R. Shassian
                    Donald R. Shassian
                    Executive Vice President and
                    Chief Financial Officer